EXHIBIT 3.1



                         SAXON ASSET SECURITIES COMPANY
                            ARTICLES OF INCORPORATION


                                    ARTICLE I
                                      NAME

     The name of the Corporation is Saxon Asset Securities Company.


                                   ARTICLE II
                                     PURPOSE

     2.1  Purposes.  The purposes for which and any of which the
Corporation is formed are:
          (a) To acquire, own, hold, sell, service, transfer, assign, pledge, finance, refinance and otherwise deal with (1) one- to four-family or multi-family mortgage loans secured by first, second or more junior liens on residential properties, including, without limitation, mortgage loans insured by the Federal Housing Administration and mortgage loans partially guaranteed by the United States Department of Veterans Affairs, (2) mortgage pass-through certificates issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or another government agency or government-sponsored agency, (3) privately-issued mortgage pass-through certificates or mortgage-collateralized obligations, (4) home improvement mortgage loans secured by first, second or more junior liens on residential properties, (5) loans originated under the Title I credit insurance program created under the National Housing Act of 1934 by the Federal Housing Administration, (6) home equity lines of credit, (7) other "eligible assets" as defined in Rule 3a-7 of the Rules and Regulations under the Investment Company Act of 1940, as amended, and (8)
participation interests in or securities based on or backed by any of the foregoing (items (1) through (8) above, collectively, the "Assets");
          (b) To transfer Assets and any related property from time to time to one or more trusts (collectively, "Trusts") pursuant to one or more pooling and servicing agreements, trust agreements or other similar agreements, to authorize, issue, sell and deliver one or more series or classes of pass-through

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certificates or other securities  evidencing  ownership  interests in the Assets and any related property held by one or more Trusts (collectively, "Pass-Through Certificates") and to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with such pass-through certificates or other securities;
          (c) To authorize, issue, sell and deliver one or more series or classes of bonds, notes or other evidences of indebtedness (collectively, "Bonds") secured or collateralized by one or more pools of Assets and any related property, or by pass-through certificates or other securities evidencing ownership interests therein, issued under one or more indentures, trust agreements or other similar agreements and, subsequent to the issuance of any
such  Bonds,  to  sell  the  Assets  and  any  related   property   securing  or
collateralizing any series of Bonds, subject to the lien in favor of such Bonds, to any limited-purpose entity (provided that each rating agency that has rated such Bonds at the request of the Corporation shall have confirmed in writing that such sale will not result in a lowering or withdrawal of such rating); and
          (d)  Subject  to the  limitations  contained  in  Section  2.2 of this
Article II, to engage in any activity or exercise any power that is incidental to or connected with, and necessary or convenient to accomplish, the foregoing and that is not prohibited by law or required to be specifically set forth in these Articles.
     2.2 Limitations. The Corporation shall not perform any act in contravention of any of the following clauses of this Section 2.2 without (i) the prior written consent of each trustee under any pooling and servicing agreement, trust agreement, indenture or other similar agreement (collectively, "Indentures") pursuant to which Pass-Through Certificates or Bonds that are then outstanding have been issued or (ii) a letter from each rating agency that has rated any Pass-Through Certificates or Bonds (collectively, "Asset Backed Securities") at the request of the Corporation that the act in question will not result in a lowering or withdrawal of such rating.
          (a)  The  Corporation   shall  not  incur,   assume  or  guaranty  any
indebtedness except for such indebtedness as (A) may be incurred by the Corporation in connection with the issuance of Bonds (B) provides for recourse solely to the assets pledged to secure such indebtedness and no recourse to the Corporation and does not constitute a claim against the Corporation in the event its assets are insufficient to repay such indebtedness; (C) provides that any

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such  indebtedness by its terms is fully  subordinated to any and all Bonds; (D)
provides that no action may be taken against assets pledged to secure such indebtedness if and so long as such assets are also pledged to secure outstanding Bonds senior to such indebtedness; and (E) provides that the holder thereof may not cause the filing of a petition in bankruptcy or take any similar action against the Corporation until at least 121 days after every indebtedness of the Corporation evidenced by Bonds is paid in full.
          (b) The Corporation shall not engage in any business or activity other than as authorized in Section 2.1 of this Article II.
          (c) The Corporation shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entity to any other entity, unless:
               (1) the entity (if other than the Corporation ) formed or surviving such consolidation or merger or that acquires by conveyance of transfer the properties and assets of the Corporation substantially as an entity shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by amendment or supplement to the Indentures,
          executed  and  delivered  to  the   appropriate   trustees,   in  form
          satisfactory to such trustees, the due and punctual payment of the principal of and interest on all Bonds then outstanding under the Indentures (to the extent that any series of Bonds provides recourse solely to the Assets and any related property pledged to secure such Bonds, such assumption of payments shall extend only to the extent of such pledged Assets and related property) and the performance of every covenant of the Indentures on the part of the Corporation to be performed or observed;
               (2) immediately after giving effect to such transaction, no default or event of default under the Indentures shall have occurred and be continuing;
               (3) the Corporation shall have delivered to the trustees under the Indentures an officer's certificate and an opinion of counsel each

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          stating that such  consolidation,  merger,  conveyance or transfer and such amendment or supplement are not prohibited under the terms of the Indentures and that all conditions precedent provided for relating to such transaction have been complied with; and
               (4) the Corporation shall have received written confirmation from each rating agency that has rated any Asset Backed Securities at the request of the Corporation that such consolidation, merger, conveyance or transfer or such amendment or supplement will not result in a lowering or withdrawal of such rating provided, however, that the provision of this Section 2.2(c) shall not limit the ability of the Corporation to sell the Assets and any related property securing or collateralizing an outstanding series of Bonds, subject to the lien in favor of such Bonds, to a limited-purpose entity; provided that each rating agency that has rated such Bonds at the request of the Corporation shall have confirmed in writing that such sales will not result in a lowering or withdrawal of such rating.
     Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Corporation substantially as an entirety, in each case as provided above, the entity formed by or surviving such consolidation or merger (if other than the Corporation) or the entity to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the Indentures with the same effect as if such entity had been an original party to the Indenture. In the event of any such conveyance or transfer, the Corporation may be dissolved, wound-up and liquidated at any time thereafter, and the Corporation thereafter shall be released from its liabilities and its obligations under the Indentures.
          (d) The Corporation shall not file a petition in bankruptcy without the unanimous approval of the Board of Directors.
          (e) The Corporation shall not amend, alter, change or repeal any provision contained in this Article II while any Asset Backed Securities are outstanding unless each rating agency that has rated any such Asset Backed Securities at the request of the Corporation shall have confirmed in writing that such amendment will not result in a lowering or withdrawal of such rating.


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                                   ARTICLE III
                                AUTHORIZED SHARES

     3.1 Number and Designation. The number and designation of shares that the Corporation shall have authority to issue and the par value per share are as follows:
     Class               Number of Shares              Par Value
     Common                 10,000                        $1.00

     3.2 Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

     3.3 Voting; Distributions. The holders of the Common Shares shall have unlimited voting rights and are entitled to receive the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                                   ARTICLE IV
                  REGISTERED OFFICE AND REGISTERED AGENT


     The address of the initial registered office of the Corporation, which is located in the City of Richmond, Virginia, is 901 East Byrd Street, Richmond, Virginia 23219. The initial registered agent of the Corporation is Thomas F. Farrell, II, whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

                                    ARTICLE V
                                 INDEMNIFICATION
          5.1 Mandatory Indemnification. The Corporation (the term "Corporation" as used in this Section 5.1 shall mean the Corporation only and no predecessor entity or other legal entity) shall indemnify any individual who is, was or is

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threatened   to  be  made  a  party  to  a  civil,   criminal,   administrative,
investigative or other proceeding (other than a proceeding by or in the right of the Corporation or by or on behalf of its shareholders, or a proceeding in which he or she was adjudged liable on the basis of having improperly received a personal benefit) because such individual is or was a director or officer of the Corporation or of any other legal entity controlled by the Corporation, or is or was a fiduciary of any employee benefit plan established at the direction of the Corporation, against all liabilities and reasonable expenses incurred by him or her on account of the proceeding. Indemnification pursuant to this Section 5.1 shall be subject to the following conditions: (i) if the proceeding relates to the performance of duties by the individual seeking indemnification, such individual shall have conducted himself or herself in good faith and believed that his or her conduct was in the best interests of the legal entity he or she was serving or of its participants, if such legal entity was an employee benefit plan; (ii) if the proceeding is a criminal proceeding, the individual seeking indemnification shall have no reasonable cause to believe that his or her conduct prior to the initiation of the proceeding was unlawful; and (iii) if the
proceeding   is  any  other  type  of   proceeding,   the   individual   seeking
indemnification, prior to the initiation of the proceeding, shall have conducted himself or herself in good faith and believed that his or her conduct was at least not opposed to the best interests of the legal entity such individual was serving or its participants, if such legal entity was an employee benefit plan.
Before  any   indemnification  is  paid  a  determination  shall  be  made  that indemnification  is permissible in the circumstances  because the person seeking
indemnification   has  met  the  standard  of  conduct  set  forth  above.  Such determination shall be made in the manner provided by Virginia law for determining that indemnification of a director is permissible. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by any of the persons named above upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that such individual is not entitled to indemnification. The Corporation is authorized to contract in advance to indemnify any of the persons named above to the extent it is required to indemnify them pursuant to the provisions of this Section 5.1.

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     5.2  Miscellaneous.  The rights of each person entitled to  indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be
entitled,    including   indemnification   pursuant   to   a   valid   contract,
indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another including an insurer.


                                   ARTICLE VI
                             LIMITATION OF LIABILITY


          To the extent permitted by the Virginia Stock Corporation Act, as it now exists or is hereafter amended, the liability to the Corporation or its shareholders of an officer or director of the Corporation for monetary damages arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.
                                   ARTICLE VII
                                    DIRECTORS

     At all times, at least one of the Corporation's Directors must be a person who is not an officer, employee or owner of 10% or more of the outstanding stock of the Corporation or an officer, employee or owner of 10% or more of the outstanding stock of any affiliate of the Corporation.

Dated:    May 3, 1996







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